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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                          Hanaro Tongshin Chushik Hoesa
                             (Hanaro Telecom, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Common Shares, par value Won 5,000 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    409649209
       -----------------------------------------------------------------
                                 (CUSIP Number)

   Richard A. Ekleberry            Lee-Peng Chow               Walter B. Stahr                 Varun K. Bery
    Texas Pacific Group        AIG Global Investment          Emerging Markets            TVG Asian Communications
   301 Commerce Street,          Corp. (Asia) Ltd.               Partnership                   Fund II, L.P.
       Suite 3300             3601 One Pacific Place      2001 Pennsylvania Avenue,   c/o Telecom Venture Group Ltd
   Fort Worth, TX 76102             88 Queensway                     N.W.             Suite 4903 One Exchange Place
      (817) 871-4000            Admiralty, Hong Kong             Suite 1100                  8 Connaught Place
                                 011.852.2143.1322          Washington, DC 20006             Central, Hong Kong
                                                               (202) 331-9051                011.852.2147.2080

                                 With copies to:

                                 Neil Whoriskey
                        Cleary Gottlieb Steen & Hamilton
                                One Liberty Plaza
                             New York, NY 10006-1470
                                 (212) 225-2000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                September 1, 2004
       -----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (3-00)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIF II NT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Labuan, Malaysia

                              7    SOLE VOTING POWER
    NUMBER OF SHARES               0
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Fund II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Management II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Emerging Markets Partnership II L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (Limited Liability Company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Emerging Markets Corporation

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           C0

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Global Investment Corp. (Asia) Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Assurance Company (Bermuda) Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Management II, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Reinsurance Company, Ltd.
           (Federal Tax ID No.: 23-2391022)

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO, HC

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Group, Inc.  (Federal Tax ID No.: 13-2592361)

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO, HC

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GIC Infrastructure Pte Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Singapore

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Government of Singapore Investment Corporation Pte Ltd

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Singapore

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           0O

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AOF NT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Labuan, Malaysia

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Opportunity Fund, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Opportunity G.P., L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (exempted company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia HT, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia HT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia GenPar III, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia Advisors III, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Tarrant Advisors, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blum G.A. III, L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blum Investment Partners, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Richard C. Blum

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     182,812,500 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           IN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           United Classic Investments Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TVG Asian Communications Fund II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           PN (exempted limited)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Telecom Venture Group, LLC

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           OO (exempted limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John William Troy

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           IN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings V, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     9,418,330
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   9,418,330

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,418,330

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VI, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     7,325,000
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   7,325,000

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,325,000

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Arch Rock Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     7,325,000
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   7,325,000

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,325,000

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Arch Rock Charitable Trust

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     7,325,000
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   7,325,000

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,325,000

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VII, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     9,156,250
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   9,156,250

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,156,250

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kehoe Beach Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     9,156,250
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   9,156,250

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,156,250

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kehoe Beach Charitable Trust

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     9,156,250
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   9,156,250

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,156,250

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VIII, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     10,987,500
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   10,987,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,987,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.4%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Greenwich Management Company Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     10,987,500
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   10,987,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,987,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.4%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Greenwich Management Company Charitable Trust

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     10,987,500
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   10,987,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,987,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.4%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings IX, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     12,818,750
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   12,818,750

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,818,750

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.8%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT IX GP, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     12,818,750
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   12,818,750

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,818,750

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.8%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sepang Investment Pte Ltd

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Singapore

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     12,818,750
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   12,818,750

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,818,750

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.8%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

This Amendment No. 5 (this "Amendment") amends Item 2 of the Schedule 13D filed on October 31, 2003, as amended by Amendment No. 1 thereto filed on November 18, 2003, Amendment No. 2 filed on November 26, 2003, Amendment No. 3 filed on March 15, 2004 and Amendment No. 4 filed on April 30, 2004 (the "Schedule") by the Reporting Persons with respect to the Common Shares of the Company by renumbering paragraphs (a)(xxix) to (a)(xxxi), paragraph (a)(xxx) to (a)(xxxiv), paragraph (a)(xxxi) to (a)(xxxvii), paragraph (a)(xxxii) to (a)(xxxviii) and paragraph (a)(xxxiii) to (a)(xxxx), restating paragraphs (a)(iii), (a)(xvii),
(a)(xviii), (a)(xxix), (a)(xxx), (a)(xxxii), (a)(xxxiii) and (a)(xxxx) and adding paragraphs (a)(xxxv),(a)(xxxvi) and (a)(xxxix) of such Item 2, and by adding a new paragraph following the sixth to last paragraph, the fifth to last paragraph and the fourth to last paragraph of such Item 2, restating the second to last paragraph of such Item 2, restating paragraphs (a)(vi), (a)(vii),
(a)(viii), (a)(ix), (b)(vi), (b)(vii), (b)(viii) and (b)(ix) of Item 5, adding to Item 6, replacing Schedule IV and IX and adding Schedules VI-2, VII-2, VIII-2 and Exhibits 9-15. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

         Item 2.        Identity and Background.

         (iii) AIG Asian Infrastructure Management II, L.P., a limited partnership duly organized and existing under the laws of Bermuda ("AIG Fund II General Partner"), having its principal office at 29 Richmond Road, Pembroke, Bermuda, is the general partner of AIG Fund II;

         (xvii) Newbridge Asia GenPar III, L.P., a limited partnership duly organized and existing under the laws of the Cayman Islands ("Newbridge GenPar III ), having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, the principal business of which is serving as the general partner of HT Holdings V (as defined below) and the sole shareholder of Newbridge Asia HT General Partner and the general partner or principal shareholder of other related entities engaged in making investments in securities of public and private companies;

         (xviii) Newbridge Asia Advisors III, Inc., a corporation duly organized and existing under the laws of the Cayman Islands ("Newbridge Advisors III"), having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, the principal business of which is serving as the general partner of Newbridge GenPar III and the general partner or principal shareholder of other related entities engaged in making investments in securities of public and private companies;

         (xxix) Arch Rock Limited, a limited company duly organized and existing under the laws of the Cayman Islands ("HT Holdings VI General Partner "), having its principal office at c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands of which is serving as the general partner of HT Holdings VI.

         (xxx) Arch Rock Charitable Trust, a charitable trust duly formed under the laws of the Cayman Islands ("Arch Rock Charitable Trust"), having its principal office at c/o Maples Finance Limited, Queensgate House, South Church Street, P.O. Box 1093GT, Grand Cayman, Cayman Islands of which is the sole shareholder of HT Holdings VI General Partner.

         (xxxii) Kehoe Beach Limited, a limited company duly organized and existing under the laws of the Cayman Islands ("HT Holdings VII General Partner "), having its principal office at c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands of which is serving as the general partner of HT Holdings VII.

         (xxxiii) Kehoe Beach Charitable Trust, a charitable trust duly formed under the laws of the Cayman Islands ("Kehoe Beach Charitable Trust"), having its principal office at c/o Maples Finance Limited, Queensgate House, South Church Street, P.O. Box 1093GT, Grand Cayman, Cayman Islands of which is the sole shareholder of HT Holdings VII General Partner.

         (xxxv) Greenwich Management Company Limited, a limited company duly organized and existing under the laws of the Cayman Islands ("HT Holdings VIII General Partner "), having its principal office at c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands of which is serving as the general partner of HT Holdings VIII.

         (xxxvi) Greenwich Management Company Charitable Trust, a charitable trust duly formed under the laws of the Cayman Islands ("Greenwich Management Company Charitable Trust"), having its principal office at c/o Maples Finance Limited, Queensgate House, South Church Street, P.O. Box 1093GT, Grand Cayman, Cayman Islands of which is the sole shareholder of HT Holdings VIII General Partner.

         (xxxix) Sepang Investment Pte Ltd, a company incorporated in the Republic of Singapore ("Sepang"), having its principal office at 168 Robinson Road, #37-01 Capital Tower, Singapore 068912 of which is the sole shareholder of HT Holdings IX General Partner.

         (xxxx) Government of Singapore Investment Corporation Pte Ltd, a government agency duly organized and existing under the laws of Singapore ("GIC"), having its principal office at 168 Robinson Road, #37-01, Capital Tower, Singapore 068912, is a global investment management company which manages Singapore's foreign reserves, and is an affiliate of GICI and Sepang and through certain investment management arrangements, may be deemed to have or share voting and investment power with respect to the Common Shares beneficially owned by GICI and Sepang.

         The name, business address, citizenship and principal occupation of each executive officer and director of HT Holdings VI General Partner and Arch Rock Charitable Trust are set forth in Schedule VI-2 attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of HT Holdings VII General Partner and Kehoe Beach Charitable Trust are set forth in Schedule VII-2 attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of HT Holdings VIII General Partner and Greenwich Management Company Charitable Trust are set forth in Schedule VIII-2 attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of HT Holdings IX, HT Holdings IX General Partner and Sepang are set forth in Schedule IX attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         Item 5.        Interest in Securities of the Issuer.

         (a)(vi) As of September 1, 2004, HT Holdings VI, HT VI General Partner and Arch Rock Charitable Trust were deemed to beneficially own, 7,325,000 Common Shares or 1.6% of the total Common Shares outstanding based on the Company's representation that, as of the August 13, 2004, 462,135,180 Common Shares were outstanding.

         (vii) As of September 1, 2004, HT Holdings VII, HT VII General Partner and Kehoe Beach Charitable Trust were deemed to beneficially own, 9,156,250 Common Shares or 2.0% of the total Common Shares outstanding based on the Company's representation that, as of the August 13, 2004, 462,135,180 Common Shares were outstanding.

         (viii) As of September 1, 2004, HT Holdings VIII, HT VIII General Partner and Greenwich Management Company Charitable Trust were deemed to beneficially own, 10,987,500 Common Shares or 2.4% of the total Common Shares outstanding based on the Company's representation that, as of the August 13, 2004, 462,135,180 Common Shares were outstanding.

         (ix) As of September 1, 2004, HT Holdings IX, HT IX General Partner and Sepang were deemed to beneficially own, 12,818,750 Common Shares or 2.8% of the total Common Shares outstanding based on the Company's representation that, as of the August 13, 2004, 462,135,180 Common Shares were outstanding.

         (b)(vi) HT Holdings VI, HT Holdings VI General Partner and Arch Rock Charitable Trust have shared power to vote or direct the vote and to dispose or direct the disposition of 7,325,000 Common Shares.

         (vii) HT Holdings VII, HT Holdings VII General Partner and Kehoe Beach Charitable Trust have shared power to vote or direct the vote and to dispose or direct the disposition of 9,156,250 Common Shares.

         (viii) HT Holdings VIII, HT Holdings VIII General Partner and Greenwich Management Company Charitable Trust have shared power to vote or direct the vote and to dispose or direct the disposition of 10,987,500 Common Shares.

         (ix) HT Holdings IX, HT Holdings IX General Partner and Sepang have shared power to vote or direct the vote and to dispose or direct the disposition of 12,818,750 Common Shares.

         Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         On September 1, 2004, Arch Rock Limited became the sole general partner of HT Holdings VI. Under the Memorandum and Articles of Association of Arch Rock Limited, the directors are required to seek approval from the shareholder on any matters affecting the voting and transfer of and exercise of pre-emptive rights and dividends with respect to Common Shares held by HT Holdings VI. Under the Declaration of Trust of Arch Rock Charitable Trust, the sole shareholder of Arch Rock Limited, the trustee is required to take direction from AIF II NT, Ltd. with respect to all shareholders' resolutions passed or proposed with respect to Arch Rock Limited.

         On September 1, 2004, Kehoe Beach Limited became the sole general partner of HT Holdings VII. Under the Memorandum and Articles of Association of Kehoe Beach Limited, the directors are required to seek approval from the shareholder on any matters affecting the voting and transfer of and exercise of pre-emptive rights and dividends with respect to Common Shares held by HT Holdings VII. Under the Declaration of Trust of Kehoe Beach Charitable Trust, the sole shareholder of Kehoe Beach Limited, the trustee is required to take direction from AIF II NT, Ltd. with respect to all shareholders' resolutions passed or proposed with respect to Arch Rock Limited.

         On September 1, 2004, Greenwich Management Company Limited became the sole general partner of HT Holdings VIII. Under the Memorandum and Articles of Association of Greenwich Management Company Limited, the directors are required to seek approval from the shareholder on any matters affecting the voting and transfer of and exercise of pre-emptive rights and dividends with respect to Common Shares held by HT Holdings VIII. Under the Declaration of Trust of Greenwich Management Company Limited Charitable Trust, the sole shareholder of Greenwich Management Company Limited, the trustee is required to take direction from Newbridge Asia HT, L.P. with respect to all shareholders' resolutions passed or proposed with respect to Greenwich Management Company Limited.

         Item7. Materials to be Filed as Exhibits.

         Schedule IV Directors and Executive Officers of UCI, TVG Fund and TVG Fund General Partner

         Schedule VI-2 Directors and Executive Officers of HT Holdings VI General Partner and Arch Rock Charitable Trust

         Schedule VII-2 Directors and Executive Officers of HT Holdings VII General Partner and Kehoe Beach Charitable Trust

         Schedule VIII-2 Directors and Executive Officers of HT Holdings VIII General Partner and Greenwich Management Company Charitable Trust

         Schedule IX Directors and Executive Officers of HT Holdings IX, HT Holdings IX General Partner and Sepang

         Exhibit 9                  Amendment No. 2 to Joint Filing Agreement

         Exhibit 10                 Memorandum and Articles of Association of
                                    Arch Rock Limited

         Exhibit 11 Declaration of Trust Relating to Issued Share Capital of Arch Rock Limited

         Exhibit 12                 Memorandum and Articles of Association of
                                    Kehoe Beach Limited

         Exhibit 13 Declaration of Trust Relating to Issued Share Capital of Kehoe Beach Limited

         Exhibit 14 Memorandum and Articles of Association of Greenwich Management Company Limited

         Exhibit 15 Declaration of Trust Relating to Issued Share Capital of Greenwich Management Company Limited

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIF II NT, Ltd. is true, complete and correct.

Dated:  September 13, 2004

                                            AIF II NT, LTD.

                                            By:  /s/ Winston Nai Ngong Mok
                                                --------------------------------
                                            Name:   Winston Nai Ngong Mok
                                            Title:  Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Fund II, L.P is true, complete and correct.

Dated:  September 13, 2004

                                    AIG ASIAN INFRASTRUCTURE FUND II, L.P.

                                        By: AIG Asian Infrastructure Management
                                            II, L.P.

                                            By: AIG Asian Infrastructure
                                                Management II, Ltd.

                                                  By:  /s/ J.C.H. Johnson
                                                      --------------------------
                                                  Name:  J.C.H. Johnson
                                                  Title: President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Management II, L.P is true, complete and correct.

Dated:  September 13, 2004

                                    AIG ASIAN INFRASTRUCTURE MANAGEMENT II, L.P.

                                        By: AIG Asian Infrastructure Management
                                            II, Ltd.

                                                  By:  /s/ J.C.H. Johnson
                                                      --------------------------
                                                  Name:  J.C.H. Johnson
                                                  Title: President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Emerging Markets Partnership II L.L.C. is true, complete and correct.

Dated:  September 13, 2004

                                    EMERGING MARKETS PARTNERSHIP II L.L.C.

                                            By:  /s/ J. Speed Carroll
                                                --------------------------------
                                            Name:  J. Speed Carroll
                                            Title: Attorney, Emerging Markets
                                                   Corporation, Manager of
                                                   Emerging Markets Partnership
                                                   II L.L.C.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Emerging Markets Corporation is true, complete and correct.

Dated:  September 13, 2004

                                    EMERGING MARKETS CORPORATION

                                            By:  /s/ J. Speed Carroll
                                                --------------------------------
                                            Name:  J. Speed Carroll
                                            Title: Attorney-in-Fact

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Global Investment Corp. (Asia) Ltd. is true, complete and correct.

Dated:  September 13, 2004

                                    AIG GLOBAL INVESTMENT CORP. (ASIA) LTD.

                                            By: /s/ Cesar Zalamea
                                                --------------------------------
                                            Name:  Cesar Zalamea
                                            Title: Managing Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Assurance Company (Bermuda) Limited is true, complete and correct.

Dated:  September 13, 2004

                                    AMERICAN INTERNATIONAL ASSURANCE COMPANY
                                    (BERMUDA) LIMITED

                                            By: /s/ S. George Cubbon
                                                --------------------------------
                                            Name:  S. George Cubbon
                                            Title: Authorized Representative

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Management II, Ltd. is true, complete and correct.

Dated:  September 13, 2004

                                    AIG ASIAN INFRASTRUCTURE MANAGEMENT II, LTD.

                                                  By:  /s/ J.C.H. Johnson
                                                      --------------------------
                                                  Name:  J.C.H. Johnson
                                                  Title: President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Reinsurance Company, Ltd. is true, complete and correct.

Dated:  September 13, 2004

                                    AMERICAN INTERNATIONAL REINSURANCE COMPANY,
                                    LTD.

                                            By:  /s/ S. George Cubbon
                                                --------------------------------
                                            Name:  S. George Cubbon
                                            Title: Vice President and Treasurer

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Group, Inc. is true, complete and correct.

Dated:  September 13, 2004

                                    AMERICAN INTERNATIONAL GROUP, INC.

                                            By:  /s/ Win J. Neuger
                                                --------------------------------
                                            Name:  Win J. Neuger
                                            Title: Executive Vice President and
                                                   Chief Investment Officer

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GIC Infrastructure Pte Ltd. is true, complete and correct.

Dated:  September 13, 2004

                                    GIC INFRASTRUCTURE PTE LTD.

                                            By: /s/ Kunna Chinniah
                                                --------------------------------
                                            Name:  Kunna Chinniah
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to the Government of Singapore Investment Corporation Pte Ltd. is true, complete and correct.

Dated:  September 13, 2004

                                    GOVERNMENT OF SINGAPORE INVESTMENT
                                    CORPORATION PTE LTD.

                                            By: /s/ Ang Siok Beng
                                                --------------------------------
                                            Name: Ang Siok Beng
                                            Title: Senior Manager


                                            By: /s/ Kelvin Lim
                                                --------------------------------
                                            Name: Kelvin Lim
                                            Title: Regional Manager

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AOF NT, Ltd. is true, complete and correct.

Dated:  September 13, 2004

                                    AOF NT, LTD.


                                            By: /s/ David Yeung
                                                --------------------------------
                                            Name: David Yeung
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Opportunity Fund, L.P. is true, complete and correct.

Dated:  September 13, 2004

                                    AIG ASIAN OPPORTUNITY FUND, L.P.

                                          By: AIG Asian Opportunity G.P., L.L.C.

                                            By: /s/ David Yeung
                                                --------------------------------
                                            Name:  David Yeung
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Opportunity G.P., L.L.C. is true, complete and correct.

Dated:  September 13, 2004

                                    AIG ASIAN OPPORTUNITY G.P., L.L.C.

                                            By: /s/ David Yeung
                                                --------------------------------
                                            Name:  David Yeung
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia HT, L.P. is true, complete and correct.

Dated:  September 13, 2004

                                    NEWBRIDGE ASIA HT, L.P.

                                            By: Newbridge Asia HT, Ltd.

                                            By:  /s/ Jeffery D. Ekberg
                                                --------------------------------
                                            Name:  Jeffery D. Ekberg
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia HT, Ltd. is true, complete and correct.

Dated:  September 13, 2004

                                    NEWBRIDGE ASIA HT, LTD.

                                            By:  /s/ Jeffery D. Ekberg
                                                --------------------------------
                                            Name:  Jeffery D. Ekberg
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia GenPar III, L.P. is true, complete and correct.

Dated:  September 13, 2004

                                    NEWBRIDGE ASIA GENPAR III, L.P.

                                            By: Newbridge Asia Advisors III,
                                                Inc.

                                            By:  /s/ Jeffery D. Ekberg
                                                --------------------------------
                                            Name:  Jeffery D. Ekberg
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia Advisors III, Inc. is true, complete and correct.

Dated:  September 13, 2004

                                    NEWBRIDGE ASIA ADVISORS III, INC.

                                            By:  /s/ Jeffery D. Ekberg
                                                --------------------------------
                                            Name:  Jeffery D. Ekberg
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Tarrant Advisors, Inc. is true, complete and correct.

Dated:  September 13, 2004

                                    TARRANT ADVISORS, INC.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Blum G.A. III, L.L.C. is true, complete and correct.

Dated:  September 13, 2004

                                    BLUM G.A. III, L.L.C.

                                            By: Blum Investment Partners, Inc.
                                                Its Managing Member

                                                  By:  /s/ Marc T. Scholvinck
                                                      --------------------------
                                                  Name:  Marc T. Scholvinck
                                                  Title: Vice President and
                                                         Chief Financial
                                                         Officer

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Blum Investment Partners, Inc. is true, complete and correct.

Dated:  September 13, 2004

                                    BLUM INVESTMENT PARTNERS, INC.

                                    By:  /s/ Marc T. Scholvinck
                                        --------------------------
                                    Name:  Marc T. Scholvinck
                                    Title: Vice President and
                                           Chief Financial
                                           Officer

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to myself is true, complete and correct.

Dated:  September 13, 2004

                                    RICHARD C. BLUM

                                     /s/ Marc T. Scholvinck
                                    -----------------------
                                    By: Marc T. Scholvinck, Attorney-In-Fact

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to United Classic Investments Limited is true, complete and correct.

Dated:  September 13, 2004

                                    UNITED CLASSIC INVESTMENTS LIMITED

                                            By:  /s/ Varun Bery
                                                --------------------------------
                                            Name:  Varun Bery
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TVG Asian Communications Fund II, L.P. is true, complete and correct.

Dated:  September 13, 2004

                                    TVG ASIAN COMMUNICATIONS FUND II, L.P.

                                            By: TELECOM VENTURE GROUP, LLC
                                                its General Partner

                                            By:  /s/ Varun Bery
                                                --------------------------------
                                            Name:  Varun Kumar Bery
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Telecom Venture Group LLC is true, complete and correct.

Dated:  September 13, 2004

                                    TELECOM VENTURE GROUP LLC

                                            By:  /s/ Varun Kumar Bery
                                                --------------------------------
                                            Name:  Varun Kumar Bery
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to myself is true, complete and correct.

Dated:  September 13, 2004

                                        JOHN WILLIAM TROY


                                            By: /s/ John William Troy
                                                --------------------------------
                                            Name: John William Troy

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings V, L.P. is true, complete and correct.

Dated:  September 13, 2004

                                        HT HOLDINGS V, L.P.


                                           By: Newbridge Asia GenPar III, L.P.

                                           By: Newbridge Asia Advisors III, Inc.

                                           By: /s/ Jeffery D. Ekberg
                                               ---------------------------------
                                           Name: Jeffery D. Ekberg
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VI, L.P. is true, complete and correct.

Dated:  September 13, 2004

                                        HT HOLDINGS VI, L.P.


                                           By: Arch Rock Limited


                                           By: /s/ David Lashbrook
                                               ---------------------------------
                                           Name:  David Lashbrook
                                           Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Arch Rock Limited is true, complete and correct.

Dated:  September 13, 2004

                                         ARCH ROCK LIMITED


                                           By: /s/ David Lashbrook
                                               ---------------------------------
                                           Name:  David Lashbrook
                                           Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Arch Rock Charitable Trust is true, complete and correct.

Dated:  September 13, 2004

                                          ARCH ROCK CHARITABLE TRUST

                                          By: Maples Finance Limited, as Trustee


                                          By: /s/ Phillipa White
                                              ---------------------------------
                                          Name:  Phillipa White
                                          Title: Senior Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VII, L.P. is true, complete and correct.

Dated:  September 13, 2004

                                           HT HOLDINGS VII, L.P.


                                           By: /s/ David Lashbrook
                                               ---------------------------------
                                           Name:  David Lashbrook
                                           Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Kehoe Beach Limited is true, complete and correct.

Dated:  September 13, 2004

                                           KEHOE BEACH LIMITED


                                           By: /s/ David Lashbrook
                                               ---------------------------------
                                           Name:  David Lashbrook
                                           Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Kehoe Beach Limited Trust is true, complete and correct.

Dated:  September 13, 2004

                                          KEHOE BEACH LIMITED TRUST


                                          By: Maples Finance Limited, as Trustee


                                          By: /s/ Phillipa White
                                              ---------------------------------
                                          Name:  Phillipa White
                                          Title: Senior Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VIII, L.P. is true, complete and correct.

Dated:  September 13, 2004

                                        HT HOLDINGS VIII, L.P.


                                        By: Greenwich Management Company Limited

                                        By: /s/ Dwight Dube
                                            ---------------------------------
                                        Name: Dwight Dube
                                        itle: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Greenwich Management Company Limited is true, complete and correct.

Dated:  September 13, 2004

                                        GREENWICH MANAGEMENT COMPANY LIMITED


                                           By: /s/ Dwight Dube
                                               ---------------------------------
                                           Name:  Dwight Dube
                                           Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Greenwich Management Company Charitable Trust is true, complete and correct.

Dated:  September 13, 2004

                                        GREENWICH MANAGEMENT COMPANY
                                        CHARITABLE TRUST

                                        By: Maples Finance Limited, as Trustee


                                          By: /s/ Phillipa White
                                              ---------------------------------
                                          Name:  Phillipa White
                                          Title: Senior Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings IX, L.P. is true, complete and correct.

Dated:  September 13, 2004

                                        HT HOLDINGS IX, L.P.


                                        By: HT IX GP, Ltd., its general partner


                                        By: /s/ Mock Pack Kay
                                            --------------------------------
                                        Name:  Mock Pack Kay
                                        Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT IX GP, Ltd. is true, complete and correct.

Dated:  September 13, 2004

                                        HT IX GP, LTD.


                                            By: /s/ Mock Pack Kay
                                                --------------------------------
                                            Name:  Mock Pack Kay
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Sepang Investment Pte Ltd is true, complete and correct.

Dated:  September 13, 2004

                                        SEPANG INVESTMENT PTE LTD


                                            By: /s/ Mock Pack Kay
                                                --------------------------------
                                            Name:  Mock Pack Kay
                                            Title: Director

                                   SCHEDULE IV

                  The name, position, present principal occupation and business address of each director and executive officer of UCI, TVG Fund and TVG Fund General Partner are set forth below.

                  All individuals listed below are U.S. citizens except for Stephen Choi, who is a citizen of Australia.



      Name                Position           Principal Occupation                    Business Address
-------------------    --------------      -------------------------  ---------------------------------------------

                                         United Classic Investments Limited

Varun Kumar Bery         Director          Managing Director of        Suite 4903, One Exchange Square, 8 Connaught
                                           Telecom Venture Group       Place, Central, Hong Kong
                                           Limited

Joseph Yin               Director          Director of Telecom         Suite 4903, One Exchange Square, 8 Connaught
                                           Venture Group Limited       Place, Central, Hong Kong

Stephen Choi             Director          Vice President of Telecom   Suite 4903, One Exchange Square, 8 Connaught
                                           Venture Group Limited       Place, Central, Hong Kong

                                           TVG Asian Communications Fund II L.P.

                                                             None

                                             Telecom Venture Group, LLC

Varun Kumar Bery         Director          Managing Director of        Suite 4903, One Exchange Square, 8 Connaught
                                           Telecom Venture Group       Place, Central, Hong Kong
                                           Limited

John William Troy        Director          Managing Director of        Suite 4903, One Exchange Square, 8 Connaught
                                           Telecom Venture Group       Place, Central, Hong Kong
                                           Limited

                                  SCHEDULE VI-2

                 The name, position, present principal occupation and business address of each director and executive officer of HT Holdings VI General Partner and Arch Rock Chartiable Trust are set forth below.

                 All individuals listed below are citizens of the United Kingdom


      Name                Position           Principal Occupation                    Business Address
-------------------    --------------      -------------------------  ---------------------------------------------

                                         Arch Rock Limited

David Lashbrook          Director                Vice-President        Maples Finance Limited, P.O. Box 1093GT,
                                                                       Queensgate House, South Church Street, Grand
                                                                       Cayman, Cayman Islands

Jonathan Roney           Director                Vice-President        Maples Finance Limited, P.O. Box 1093GT,
                                                                       Queensgate House, South Church Street, Grand
                                                                       Cayman, Cayman Islands

                                             Arch Rock Charitable Trust

                                                         None

                                 SCHEDULE VII-2

                 The name, position, present principal occupation and business address of each director and executive officer of HT Holdings VII General Partner and Kehoe Beach Charitable Trust are set forth below.

                 All individuals listed below are citizens of the United Kingdom


      Name                Position           Principal Occupation                    Business Address
-------------------    --------------      -------------------------  ---------------------------------------------

                                           Kehoe Beach Limited

David Lashbrook          Director                Vice-President        Maples Finance Limited, P.O. Box 1093GT,
                                                                       Queensgate House, South Church Street, Grand
                                                                       Cayman, Cayman Islands

Jonathan Roney           Director                Vice-President        Maples Finance Limited, P.O. Box 1093GT,
                                                                       Queensgate House, South Church Street, Grand
                                                                       Cayman, Cayman Islands

                                            Kehoe Beach Charitable Trust

                                                       None

                                 SCHEDULE VIII-2

                  The name, position, present principal occupation and business address of each director and executive officer of HT Holdings VIII General Partner and Greenwich Management Company Charitable Trust are set forth below.

                  All individuals listed below are citizens of Canada.


      Name                Position           Principal Occupation                    Business Address
-------------------    --------------      -------------------------  ---------------------------------------------

                                        Greenwich Management Company Limited

Toni Pinkerton           Director                Vice-President        Maples Finance Limited, P.O. Box 1093GT,
                                                                       Queensgate House, South Church Street, Grand
                                                                       Cayman, Cayman Islands

Dwight Dube              Director                Vice-President        Maples Finance Limited, P.O. Box 1093GT,
                                                                       Queensgate House, South Church Street, Grand
                                                                       Cayman, Cayman Islands

                                    Greenwich Management Company Charitable Trust

                                                         None


                                   SCHEDULE IX

                  The name, position, present principal occupation and business address of each director and executive officer of HT Holdings IX, HT Holdings IX General Partner and Sepang are set forth below.

                  All individuals listed below are citizens of Singapore.



      Name                Position           Principal Occupation                    Business Address
-------------------    --------------      -------------------------  ---------------------------------------------

                                             HT Holdings IX, L.P.


                                                     None

                                                HT IX GP, Ltd.

Kunna Chinniah           Director          Executive Vice-President    168 Robinson Road, #37-01, Capital Tower,
                                                                       Singapore 068912

Pack Kay Mok             Director          Senior Vice-President       168 Robinson Road, #37-01, Capital Tower,
                                                                       Singapore 068912

                                             Sepang Investment Pte Ltd

Kin Sze Ng               Director          Senior Executive            168 Robinson Road, #37-01, Capital Tower,
                                           Vice-President              Singapore 068912

Pack Kay Mok             Director                                      168 Robinson Road, #37-01, Capital Tower,
                                                                       Singapore 068912

                                           Senior Vice-President

